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                                                                 Exhibit #10(r)
                                LICENSE AGREEMENT

     AGREEMENT, made as of this 30th day of June, 1997, by and between Godiva Chocolatier, Inc., 355 Lexington Avenue, New York, New York 10017 ("LICENSOR") and Stearns & Lehman, Inc., 52 Surrey Road, Mansfield, Ohio 44901 ("LICENSEE");

WITNESSETH:

     WHEREAS, LICENSOR owns and has the right to license the trademarks set forth in Paragraph 1(a) below; and

     WHEREAS, LICENSEE desires to utilize the Licensed Marks solely in connection with the manufacture, distribution, advertisement, promotion and sale of the products described in Paragraph 1(b) below.

     THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained and with the intent to be legally bound, the parties hereto agree as follows:

1.   DEFINITIONS.

     For the purpose of this Agreement:

(a) "Licensed Marks" shall mean the names, logos, symbols, designs and/or identifications of LICENSOR, as set forth on Exhibit "A attached hereto.

(b) "Licensed Products" shall mean flavored syrup to be sold under the "Cafe Godiva" label.

(c) "Net Sales" shall mean the amount of the gross sales of a Licensed Product by LICENSEE, after deducting any bona-fide credit or adjustment for returns actually made. In computing Net Sales, no direct or indirect expenses or costs incurred in connection with paying royalties due under this Agreement or manufacturing, selling, distributing, or advertising (including cooperative and other advertising and promotion allowances) the Licensed Products shall be deducted, nor shall any deduction be made for uncollectible accounts, cash discounts, eady payment discounts, discounts relating to advertising, markdown allowances or other allowances. Net Sales resulting from sales to any party directly or indirectly related to or affiliated with LICENSEE (a "Related Transaction") shall be computed based on regular selling prices to the trade. If such related party or affiliate is a reseller to the trade of the Licensed Products, the sales price for purposes of determining Net Sales of a Related Transaction shall be the higher of the sales price to the related or affiliated party or the sales price charged to the trade by such related or affiliated party.

(d) "Territory" shall mean the fifty (50) States of the United States of America, including the District of Columbia, and Canada, subject to the distribution restrictions set forth in Paragraph 2(d) below.


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2.   LICENSING RIGHTS.

(a) Grant of License: LICENSOR hereby grants to LICENSEE the right and license to use the Licensed Marks solely in connection with the manufacture, distribution, advertising, promotion and sale of Licensed Products in the Territory subject to the provisions set forth in Paragraph 2(d) below.

(b) Limitation on License: No license is granted hereunder for the use of the Licensed Marks for any purposes other than upon the Licensed Products and in the promotion and advertisement thereof.

(c) Designs of Licensed Products: All designs of the Licensed Products using the Licensed Marks including any packages or containers shall be used solely in furtherance of this Agreement, and such designs will not be used in any other respect by LICENSEE nor will LICENSEE authorize any third party to use such designs.

(d) Distribution Channels: It is contemplated that LICENSEE will sell Licensed Product to third parties who will either sell the product to consumers (e.g., specialty fine food stores), or use the product in connection with its food/beverage business (e.g., coffee houses). LICENSEE acknowledges that in order to best merchandise the product, the Licensed Product should only be sold with other high quality fine foods. Therefore, unless otherwise agreed to by LICENSOR in writing, LICENSEE will only sell Licensed Products to third parties which also sell LICENSEE's "Dolce" product or to whom LICENSEE has in the past either sold Dolce products or solicited sales of Dolce product. Notwithstanding the foregoing, LICENSEE will also be required to obtain LICENSOR's prior written consent in order to sell Licensed Product to any third party which operates three or more stores/cafes/restaurants under the same retail name. In addition to the foregoing, unless agreed to by LICENSOR in writing, LICENSEE will not sell Licensed Product to any third party to which LICENSOR is currently selling GODIVA products (e.g., LICENSEE could not sell Licensed Product to Godiva boutiques or department stores or fine food stores where Godiva sells its chocolate, coffee or other products).

(e) LICENSOR will provide LICENSEE with all SKU numbers with MOA's and complete UPC numbers for the Licensed Products.

3.   LETTERS OF INTRODUCTION.

LICENSEE agrees to exercise best efforts to coordinate introductions and meetings between LICENSOR and "potential customers" for LICENSOR's GODIVA product line (e.g., chocolates, coffee and biscuits). Potential customers include fine specialty food stores and other upper end retail stores or restaurants/cafes where GODIVA product is not currently being sold. LICENSEE acknowledges that its ability to provide access to such venues is a significant factor in LICENSOR's willingness to enter into this license agreement with LICENSEE and the success of LICENSEE's efforts in this regard will be a primary basis on which LICENSOR shall determine whether to renew this Agreement upon expiration.




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4.   TERM OF LICENSE.

The term of this Agreement shall be for the period commencing on the date of this Agreement and ending December 31, 1998.

5.   ROYALTY RATES AND TERMS OF PAYMENT.

(a) Royalty Rates: During the term of this Agreement and during any period of disposal allowed hereunder, LICENSEE shall pay LICENSOR an amount equal to ten percent (10%) of Net Sales. LICENSEE agrees that Licensed Products will be priced competitively with similar high quality branded products. LICENSEE shall not be obligated to pay royalties on any promotional free giveaways of Licensed Product, provided LICENSOR is notified in advance of the details of such promotional plan.

(b) Statement and Payments: By the 15th day following the end of each month during the term hereof, LICENSEE shall furnish LICENSOR with a full and accurate statement sufficient in detail to show the number of cases sold and cases returned and Net Sales for the preceding monthly accounting period. Simultaneously with the submission of each monthly statement LICENSEE shall make all royalty payments relating to sales reported for such month. Such monthly statements shall be furnished whether or not there are any Net Sales for that month. LICENSEE shall not deduct or withhold any amounts by reason of any tax. Any applicable tax on the distribution and sale of the Licensed Products shall be borne, and paid directly, by LICENSEE. All payments and computations to be made under this Agreement shall be in U.S. dollars. If LICENSEE shall fail to timely pay any amount due under this Paragraph, LICENSEE shall pay interest on such amount at a rate equal to the lesser of (i) three percent (3%) per annum over the highest prime rate (announced by Morgan Guaranty Trust Co. of New York) prevailing during the period between the date the payment first became due and the date such payment is actually paid or (ii) the highest rate permitted by law during the period between the date the payment first became due and the date such payment is actually paid. The receipt or acceptance by LICENSOR of any of the statements furnished or royalties paid by LICENSEE (including the cashing of any royalty checks) shall not preclude LICENSOR from questioning their accuracy at any time, auditing LICENSEE's books and records pursuant to Paragraph 15 or claiming any shortfall in royalty payments.

6.   EXCLUSIVITY.

LICENSOR agrees that during the Term of this Agreement, it shall not enter into any agreements with any third party in connection with the manufacture, distribution or sale of products which are the same or similar to the Licensed Products in the Territory. Notwithstanding the foregoing, LICENSEE agrees that LICENSOR shall have the right to purchase Licensed Products from LICENSEE at a mutually agreed upon price for sale in LICENSOR's boutique shops or for sale by LICENSOR to third parties. LICENSOR reserves the right to sell Licensed Product outside of the territory.

LICENSEE will not be obligated to pay a royalty to LICENSOR for any sales of Licensed Product by LICENSEE to LICENSOR.

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7.   APPROVAL.

LICENSEE shall provide LICENSOR with samples of the Licensed Products (including packaging) together with any and all advertising and promotional materials bearing the Licensed Marks for LICENSOR's pre-approval. Notwithstanding the foregoing, at LICENSEE's expense, LICENSOR will create and supply LICENSEE with pre-approved promotional materials. LICENSOR's approval rights shall include, without limitation, approval of product composition, package composition, product stability, tampering and other safety issues, as well as all uses of the Licensed Marks. LICENSEE will promptly remedy any aspect of the Licensed Prnduct or use of the Licensed Marks which LICENSOR, in its sole discretion, deems unsatisfactory. In order to ensure the proper use of the Licensed Marks by LICENSEE's customers, LICENSEE will ensure that its customers only use pre-approved promotional materials and LICENSEE and LICENSOR will work together to determine the usage of Licensed Marks on customers' signage, menus, etc.

8.   QUALITY CONTROL.

LICENSEE shall comply with all established industry standards, good manufacturing and storage practices, and all laws and regulations having application to the advertisement, production, manufacture or sale of Licensed Products, and shall maintain a vigorous quality control and safety assurance program with respect to the Licensed Products. At LICENSOR's written request, LICENSEE shall provide LICENSOR with the results of all laboratory testing of the Licensed Products as a condition precedent to the initial production of the Licensed Products. Laboratory testing may be performed by LICENSOR. Should the results of such laboratory testing fail to comply with the standards as stated herein, LICENSEE shall be given sixty (60) days to resubmit Licensed Products that will pass laboratory testing.

9.   PROTECTION OF RIGHTS.

(a) Goodwill: LICENSEE recognizes the great value of the good will associated with the Licensed Marks and acknowledges that all rights therein and good will attached thereto belong exclusively to LICENSOR, and that the Licensed Marks have secondary meaning in the minds of the public. LICENSEE agrees that it will not, during the term of this Agreement or thereafter, attack LICENSOR's property rights, in and to the Licensed Marks, or attack the validity, legality or enforceability of this Agreement.

(b) Assistance in Protecting Marks: LICENSEE shall cooperate to the fullest extent necessary to assist LICENSOR in the protection of the rights of LICENSOR, including, without limitation, executing and delivering any and all documents necessary or desirable in connection with obtaining, defending or maintaining LICENSOR's rights in and to the Licensed Marks. LICENSOR shall reimburse LICENSEE for any reasonable out-of-pocket costs actually incurred by LICENSEE in providing such cooperation and assistance.

(c) Ownership of Marks: LICENSEE acknowledges that LICENSOR is the exclusive owner of the Licensed Marks. Any intellectual property rights in the Licensed Marks that may accrue to LICENSEE shall inure to the benefit of LICENSOR and shall be assigned to LICENSOR upon its

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request. LICENSEE acknowledges that it has received only a license to use the
Licensed Marks and that this Agreement does not constitute any form of assignment or transfer of ownership in the Licensed Marks, or the right to register any trademark(s) similar to the Licensed Marks so as to suggest association with or sponsorship by LICENSOR in the United States or in any other country in the world, or the right to use any trademark or trademarks similar to LICENSOR's trademarks. LICENSEE shall take all necessary steps to secure an assignment to LICENSOR of the copyright from a creator of work incorporating the Licensed Marks that is not work-for-hire. Any copyright, trademark or service mark affecting or relating to the Licensed Marks (excluding trademarks owned by LICENSEE) already procured or applied for by LICENSEE shall be assigned to LICENSOR. LICENSEE shall supply LICENSOR with any necessary supporting materials required to obtain copyright or trademark registrations of any copyrights or trademarks relating to the Licensed Marks (but excluding trademarks owned by LICENSEE) required to be assigned to LICENSOR under this Agreement.

(d) Notices, Labeling and Records: In every instance in which any Licensed Mark is used, LICENSEE shall cause to appear on the packaging of each Licensed Product sold, the notice "(TM)" "(R)" "(C)" or such other copyright, trademark or service mark notices (including the form, location and content of such notices) as LICENSOR designates. In addition, the following general notice (in the English language and the language of the country where the products will be sold) must be included on the packaging material of the Licensed Product:

Circle "C" [Insert first year of publication] and TRADEMARKS LICENSED BY GODIVA CHOCOLATIER, INC. ALL RIGHTS RESERVED.

LICENSEE shall keep appropriate records, and advise LICENSOR, of the date when the Licensed Products are first placed on sale or sold in the Territory (along with a copy of the invoice) and the date of first use of the Licensed Marks on the Licensed Products and any promotional or packaging materials.

(e) LICENSEE Trade Names and Trademarks: LICENSEE shall not incorporate the Licensed Marks into LICENSEE's corporate or business name or trademark in any manner whatsoever and shall place its trade names and trademarks on Licensed Products only as approved by LICENSOR.

(f) Ownership of Formulas: LICENSEE acknowledges that LICENSOR is the owner of all formulas used to manufacture the Licensed Products and that upon expiration of this Agreement, LICENSEE shall have no right to use such formulas.

10.  REPRESENTATIONS AND WARRANTIES.

Each party represents and warrants that it has the right and authority to enter into and perform this Agreement and to grant the rights and render the performances required under this Agreement. LICENSEE represents and warrants that all advertising and promotional materials shall comply with all applicable laws, regulations and standards.



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LICENSOR's approval of such materials is not a representation that LICENSOR believes such materials are sufficient to meet applicable laws, regulations and standards, nor is it a representation that LICENSOR agrees with or supports any claims made by LICENSEE in any advertising materials relating to the Licensed Products. LICENSEE further represents and warrants that all advertising and promotional materials and all graphics used on Licensed Products will not violate the intellectual property rights of any third party.

11.  INFRINGEMENTS.

LICENSOR and LICENSEE shall notify each other of any actual or threatened infringement of or act of unfair competition with respect to the Licensed Marks in the Territory for goods of the same description as Licensed Products or for related goods as to which they have notice and shall consult with each other about any action to be taken. LICENSOR shall use its best reasonable efforts and exercise diligence to successfully prosecute such infringements or acts of unfair competition. All costs, disbursements and expenses of any actions which LICENSOR prosecutes shall be borne by LICENSOR.

If the parties agree to jointly take action against an infringement, or act of unfair competition, with respect to the Licensed Products, the cost of the action and any damages accruing shall be shared equally. If one party takes action against an infringer, it shall be entitled to retain all damages, costs or other compensation it may recover.

12.  INDEMNIFICATIONS.

(a) LICENSEE shall be solely responsible for, and shall defend, hold harmless and indemnify LICENSOR, its parents and subsidiaries, and each of their respective affiliates, directors, officers, employees and agents (collectively Campbell Parties") against, any claims, demands, causes of action or damages, including reasonable attorneys' fees and expenses (collectively, "Claims"), arising out of or in connection with: (i) any act or omission of LICENSEE; (ii) any unauthorized use by LICENSEE of the Licensed Marks; (iii) any breach of any representation, warranty, covenant or agreement made by LICENSEE herein; (iv) any defect (whether obvious or hidden and whether or not present in any sample approved by LICENSOR) in the Licensed Products or any packaging or other materials (including advertising materials), or arising from personal injury or damages or loss to property or any infringement of any rights of any other person or entity by the manufacture, sale, possession or use of Licensed Products or their failure to comply with applicable laws, regulations and standards or (v) any claim that the use of any design or other graphic component of any Licensed Product (other than the Licensed Marks) violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party, provided LICENSEE is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which the foregoing indemnities pertain, LICENSOR shall cooperate fully with and assist LICENSEE in all respects in connection with any such defense. LICENSEE shall reimburse LICENSOR for all reasonable out-of-pocket costs actually incurred by LICENSOR in connection with such cooperation and assistance. In any instance to which such indemnities pertain, LICENSEE shall not enter into a settlement of such Claim or admit liability or fault without LICENSOR's prior written approval. LICENSEE shall obtain and maintain, at its sole cost,

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comprehensive general liability insurance coverage, including, but not limited to, Products Liability, Contractual Liability and Advertising Liability, which policy shall be written for the benefit of LICENSEE and which shall name the Campbell Parties as an additional insured with respect to third party liability. The amount of coverage (which may be comprised of a primary general liability policy and an excessive liability policy) shall be a minimum of Two Million U.S. dollars (USD 2,000,000) per occurrence combined single limit and Three Million U.S. dollars (USD 3,000,000) general aggregate. The policy and certificate of insurance shall be endorsed to indicate that LICENSEE's insurance is primary and not in excess of or contributory to any other insurance in effect for the Campbell Parties. Such insurance shall be carried by an insurer authorized to conduct business in the State of New Jersey with a rating by A.M. Best & Co. of A- or other rating satisfactory to LICENSOR. Such insurance policy shall also provide that LICENSOR receive written notice within thirty (30) days prior to the effective date of the cancellation, non renewal or any material change in coverage. In the event that LICENSEE (i) fails to deliver to LICENSOR a certificate of such insurance evidencing satisfactory coverage prior to or simultaneously with LICENSOR's execution of this Agreement, or (ii) modifies such policy so as not to comply with the terms of this paragraph, LICENSOR shall have the right to terminate this Agreement at any time. Such insurance obligations shall not limit LICENSEE's indemnity obligations, except to the extent that LICENSEE's insurance company actually pays LICENSOR amounts which LICENSEE would otherwise be obligated to pay LICENSOR.

(b) LICENSOR shall be solely responsible for, and shall defend, hold harmless and indemnify LICENSEE, its directors, officers, employees and agents against any Claims arising out of: (i) a claim that the use of the Licensed Marks as authorized by this Agreement violates or infringes upon the trademark, copyright or other intellectual property rights of a third party in or to the Licensed Marks or (ii) any breach of any representation, warranty, covenant or agreement made by LICENSOR herein, provided LICENSOR is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which the foregoing indemnities pertain, LICENSEE shall cooperate fully with and assist LICENSOR in all respects in connection with any such defense.

3.   CONFIDENTIALITY.

The parties expressly acknowledge and agree that all technical and/or commercial information, whether written or oral, furnished by either party ("Disclosing Party") to the other ("Receiving Party") or an officer, director, employee, agent or representative thereof ("Representative") and relating to the formulation, production, marketing, advertising, promotion, distribution or sale of the Licensed Product shall be deemed to be confidential information and shall not be disclosed to any third party, but shall be safeguarded and maintained by each Receiving Party and Representative in confidence, provided, however, that this obligation of confidentiality with respect to the confidential information of a Disclosing Party shall not apply to information which (a) is or becomes generally available to the public other than as a result of a disclosure by a Receiving Party or its Representatives, (b) was available to Receiving Party on a non confidential basis prior to its disclosure by Disclosing Party; or (c) becomes available to Receiving Party on a non confidential basis from a person other than Disclosing Party who is not otherwise bound by a confidentiality agreement with Disclosing Party or its Representatives, or is not otherwise prohibited from

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transmitting the information to Receiving Party. In addition, LICENSEE agrees that it shall not (without the express prior written consent of LICENSOR, given in its sole discretion), issue press releases concerning LICENSOR or any affiliate of LICENSOR or their activities, or disclose, make commercial or other use of, or give or sell to any person, firm or corporation, any proprietary information received directly or indirectly by it from LICENSOR.

14.  DISTRIBUTION; COMPLIANCE.

(a) If LICENSEE desires to have a third party manufacture or distribute the Licensed Products, LICENSEE must first notify LICENSOR of the name and address of such third party. LICENSOR shall have the right, in its sole discretion, to withhold approval for such third party manufacturer or distributor. If LICENSOR grants approval for such third party manufacture or distribution, it may grant such approval pursuant to an agreement (on a form supplied by LICENSOR) to be entered into prior to such manufacture or distribution among LICENSOR, LICENSEE and such manufacturer or distributor which will, among other things, require that the third party manufacturer or distributor be subject to all of the terms and conditions of this Agreement. If LICENSOR does not require the third party to enter into a separate agreement, LICENSEE must provide LICENSOR with a copy of its agreement with the third party, which agreement must provide that it is subject to this Agreement. If any of LICENSEE's authorized manufacturers or distributors uses the Licensed Marks for any unauthorized purpose, LICENSEE shall be responsible for, and shall cooperate fully and use its best efforts in stopping, such unauthorized use. Any change by LICENSEE from a third party manufacturer or distributor previously approved by LICENSOR shall require approval in accordance with this Paragraph.

(b) LICENSEE shall at all times conduct all aspects of its business in a fair and reasonable manner and in compliance with all applicable laws, government rules and regulations, court and administrative decrees and the highest standard of business ethics then prevailing in the industry.

15.  RECORDS; AUDITS.

LICENSEE shall keep accurate books of account and records covering all transactions relating to the license granted in this Agreement. LICENSOR and its authorized representatives shall have the right, at all reasonable hours of the day, to examine and audit such books of account and records and all other documents and materials in LICENSEE's possession or under its control (including records of LICENSEE's parents, subsidiaries, affiliates and third parties, if they are involved in activities which relate to this Agreement) relating to this Agreement. LICENSOR shall have free and full access for such purposes and for the purpose of making extracts and copies. Should an audit by LICENSOR establish a deficiency between the amount found to be due LICENSOR and the amount LICENSEE actually paid or reported, the LICENSEE shall pay the amount of such deficiency, plus interest at the then current prime rate (as announced by Morgan Guaranty Trust Co. of New York) from the date such amount should have been paid until the date of payment. Should such audit establish a deficiency of more than five percent (5%), LICENSEE shall also pay for the cost of the audit. LICENSEE shall pay such amounts within thirty (30) days. All such books of account and records shall be kept available for at least two (2) years after the expiration or termination of this Agreement.


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16.  EARLY TERMINATION.

(a) Without prejudice to any other rights LICENSOR may have pursuant to this Agreement or otherwise, LICENSOR shall have the right to terminate this Agreement at any time if:

(1) LICENSEE shall fail to timely remit a royalty payment when due and shall fail to cure such non-payment within fifteen (15) days of its receipt of written notice from LlCENSOR.

(2) LICENSEE or any guarantor under this Agreement shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it.

(3) LICENSEE shall fail to perform or shall be in breach of any other term or condition of this Agreement; provided, however, that if such breach can be cured, termination shall take effect thirty (30) days after written notice of such breach is sent by LICENSOR if such breach has not been cured during such thirty (30) day period.

(b)  LICENSEE shall have the right to terminate this Agreement at any time if:

(1) LICENSOR or any guarantor under this Agreement shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it.

(2) LICENSOR shall fail to perform or shall be in breach of any other term or condition of this Agreement; provided, however, that if such breach can be cured, termination shall take effect thirty (30) days after written notice of such breach is sent by LICENSEE if such breach has not been cured during such thirty (30) day period.

17.  DISPOSAL OF STOCK.

Thirty (30) days before the expiration of this Agreement and ten (10) days after any termination under Paragraph 16, LICENSEE will furnish to LICENSOR a certificate showing the number and description of Licensed Products on hand or in process of manufacture. After expiration or termination of this Agreement, LICENSEE shall have no further right to manufacture, authorize any third party to manufacture, advertise, distribute, sell, promote or otherwise deal in any Licensed Products or use the Licensed Marks except as provided below. For a period of ninety (90) days following the expiration (but not after the termination unless authorized by LICENSOR) of this Agreement, LICENSEE may sell-off and deliver completed Licensed Products which are on hand at the time of such expiration (the "Sell-Off Period"); provided, however, that (i) all payments then due are first made to LICENSOR and (ii) statements and payments with respect to the Sell-Off Period are made in accordance with this Agreement. LICENSOR shall have the option to conduct

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physical inventories before the expiration of this Agreement until the end of the Sell-Off Period in order to verify such inventory and/or statements. If LICENSEE refuses to permit such physical inventory, LICENSEE shall forfeit its right to dispose of its inventory. Upon termination of the Agreement or after the Sell-Off Period, as the case may be, all inventory on hand or in process (including all promotional and packaging materials) will either be returned to LICENSOR or destroyed and LICENSEE shall deliver to LICENSOR a certified statement signed by LICENSEE's President or Chief Financial Officer that such materials have been returned to LICENSOR or destroyed.

18.  EQUITABLE RELIEF.

LICENSEE acknowledges that LICENSOR is entering into this Agreement not only in consideration of the royalties to be paid, but also for the promotional value and intrinsic benefit resulting from the manufacture, advertisement, distribution, sale and promotion of the Licensed Products by LICENSEE in the Territory. LICENSEE acknowledges that the Licensed Marks possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage which LICENSOR would sustain as a result of the unauthorized use of the Licensed Marks. LICENSEE further acknowledges that: (i) its failure to manufacture, advertise, distribute, sell and promote the Licensed Products in accordance with this Agreement, including LICENSEE's failure to satisfy its obligation to maintain and not to detract from the value of the Licensed Marks, and (ii) the unauthorized use of the Licensed Marks, will, in either case, cause immediate and irreparable damage to LICENSOR for which LICENSOR would not have an adequate remedy at law. Therefore, LICENSEE agrees that, in the event of a breach of this Agreement by LICENSEE, in addition to such other legal and equitable rights and remedies as shall be available to LICENSOR, LICENSOR shall be entitled to injunctive and other equitable relief, without the necessity of proving damages or furnishing a bond or other security.

19.  NOTICES.

All notices of breach or default must be in writing and sent by facsimile, overnight express delivery, by personal delivery or registered or certified mail, return receipt requested, properly addressed and stamped, and shall be deemed to have been given at the time it is sent.

         If to LICENSOR:            Godiva Chocolatier, Inc.
                                    355 Lexington Avenue
                                    New York, New York 10017
                                    Attention:_____________________

         with a copy to:            CAMPBELL SOUP COMPANY
                                    Campbell Place
                                    Camden, New Jersey 08103
                                    Attention: Corporate Secretary

         If to LICENSEE:            STEARNS & LEHMAN, INC.
                                    52 Surrey Road

                                                                              85

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                              Mansfield, Ohio 44901
                              Attention: President

20.  NO JOINT VENTURE.

Nothing herein contained shall be construed to place the parties in the relationship of partners or joint ventures or principal and agent or employer and employee and LICENSEE shall have no power to obligate or bind LICENSOR in any manner whatsoever.

21.  ENTIRE AGREEMENT.

This Agreement constitutes the entire Agreement and understanding between the parties hereto with respect to the subject matter and terminates and supersedes any such prior agreement or understanding, oral or written, between LICENSOR and LICENSEE. None of the provisions of this Agreement can be waived or modified except in writing signed by both parties. THERE ARE NO REPRESENTATIONS, PROMISES, AGREEMENTS, WARRANTIES, COVENANTS OR UNDERTAKINGS MADE BY LICENSOR OR BY LICENSEE OTHER THAN THOSE EXPRESSLY CONTAINED HEREIN. -

22.  SEVERABILITY.

In the event any provision of this Agreement is found to be void, invalid or unenforceable as a result of any judicial or administrative proceeding or decree, this Agreement shall be construed and enforced as if such provision were not contained in this Agreement.

23.  ASSIGNMENT; CHANGE IN CONTROL.

This Agreement and any rights granted under this Agreement are personal to LICENSEE and shall not be assigned, sublicensed, subcontracted or encumbered, directly or indirectly, by law or by contract, without LICENSOR's prior written consent which consent may, in LICENSOR's sole discretion, (i) be contingent upon a fee payable by LICENSEE or the transferee, the amount of which shall be determined by LICENSOR in its sole discretion, and/or (ii) impose other terms and conditions upon the assignment, sublicense or transfer. Any transfer of a controlling interest in LICENSEE or in any party which currently controls LICENSEE, directly or indirectly, shall be deemed an assignment prohibited by the preceding sentence. Any nonconsensual assignment, sublicense, subcontract or encumbrance of this Agreement by LICENSEE shall be invalid and of no force or effect. Upon any such nonconsensual assignment, sublicense or encumbrance, this Agreement shall terminate and all rights granted under this Agreement shall immediately revert to LICENSOR.

24.  ARBITRATION OF CERTAIN MATTERS.

Any dispute or disagreement between the parties relating solely to the amount of royalty payments owing under this Agreement shall be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award may be entered in any court

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



having jurisdiction. No other dispute or disagreement between the parties (including any claim by LICENSOR that LICENSEE is using the Licensed Marks in a manner not authorized by this Agreement or is otherwise in breach of this Agreement) shall be settled by arbitration.

25.  GOVERNING LAW AND JURISDICTION.

This Agreement shall be construed in accordance with the laws of the State of New Jersey, USA, without regard to its principles of conflicts of laws. Any claim arising under this Agreement (except as provided under Paragraph 24) shall be prosecuted in a federal or state court of competent jurisdiction located within the City of Camden, New Jersey, USA, and LICENSEE consents to the jurisdiction of such court and to the service of process by mail.

26.  SURVIVAL.

No expiration or termination of this Agreement shall relieve LICENSEE of its obligation to pay LICENSOR any amounts due to LI CENSOR at the time of termination, regardless of whether these amounts are then or thereafter payable. The provisions of Paragraphs 12,13 and 15 shall survive the expiration or termination of this Agreement.

27.  NO WAIVER.

No waiver by either party of a breach or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature.

28.  CAPTIONS.

The captions used in connection with the paragraphs of this Agreement are inserted only for the purpose of reference and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have respectively caused two copies of this Agreement to be executed by a fully authorized officer as of the day and year first above written.

GODIVA CHOCOLATIER, INC.                    STEARNS & LEHMAN, INC.

By:      /s/ E. M. Dunkin                   By:       /s/ Bill C. Stearns
         ----------------                             -------------------
Title:   V.P. Sales & Marketing             Title:   President




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